Exhibit 99.1

News Release

Contact: Larry Vale Keane Investor Relations 617-517-1290 Danielle Wuschke Public Relations 617-517-1445

KEANE ANNOUNCES NEW SHARE REPURCHASE AUTHORIZATION

BOSTON, October 24, 2006 — Keane, Inc. (NYSE: KEA), a leading business process and information technology services firm, today announced that its Board of Directors has authorized the Company to repurchase 3 million shares of its common stock over the next 12 months beginning October 23, 2006.  Between May 1999 and September 30, 2006, the Company has invested approximately $324 million to repurchase over 25 million shares of its common stock under twelve separate authorizations.

Share repurchases may be made on the open market or in negotiated transactions.  The Company’s management, based on its evaluation of market and economic conditions and other factors, will determine the timing and amount of shares repurchased.  The Company reported that the repurchased shares will be available for use in connection with the Company’s stock option plans, employee stock purchase and other stock benefit plans, and for general corporate purposes, including acquisitions.  Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

“This additional share repurchase authorization underscores the confidence that Keane’s Board of Directors has in our strategy, market position, and transformation,” explained John Leahy, interim president and chief executive officer and executive vice president and CFO.  “Since we began our program, Keane has invested more than $300 million in the repurchase of Keane shares, and share repurchase and M&A continue to be the primary use of our excess capital.”

About Keane

In business since 1965, Keane, Inc. (NYSE: KEA) is a leading business process and IT services firm.  Keane delivers Application and Business Process Services to help clients transform their business and IT operations to achieve demonstrable, measurable, and sustainable business benefit.  As a trusted advisor and partner for its clients, Keane solves real business issues through the development and implementation of cost-effective, change-oriented, industry-specific solutions.

Specifically, Keane delivers highly synergistic application and business process services, including Application Development and Integration Services, Architecture Services, Application Outsourcing, Program Management, and Testing, as well as Business Transformation Services including Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Based in Boston, Mass., Keane delivers its services throughout the United States, Australia, Canada, India, and the United Kingdom.  For more information, visit www.keane.com.